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                                                                      EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                     (dollars in thousands, except ratio's)


                                        1996       1997      1998
                                        ----       ----      ----


Basic net income (loss) per share:

Net income (loss)                       $ 3,562   $(16,903)  $ (4,524)
Dividends on preferred stock             (2,129)    (3,346)    (6,335)
                                        -------   --------   --------

  Net income (loss) available common    $ 1,433   $(20,249)  $(10,859)

Weighted average shares outstanding      17,796     18,324     16,025

  Net income (loss) per share           $  0.08   $  (1.11)  $  (0.68)
                                        =======   ========   ========

Diluted net income (loss) per share:

Net income (loss)                       $ 3,562   $(16,903)  $ (4,524)
Dividends on preferred stock             (2,129)    (3,346)    (6,335)
                                        -------   --------   --------

  Net income (loss) available common    $ 1,433   $(20,249)  $(10,859)

Weighted average shares outstanding      17,796     18,324     16,025

  Net income (loss) per share           $  0.08   $  (1.11)  $  (0.68)
                                        =======   ========   ========

Note: The common stock options, common stock grants, $12.50 common stock warrants, 7.125% convertible preferred stock and 8.50% convertible preferred stock were anti-dilutive for all periods presented.